Exhibit 99.1

Coldwater Creek Announces Fourth Quarter & Full Year 2008 Results

Sandpoint, Idaho, March 4, 2009 — Coldwater Creek Inc. (Nasdaq: CWTR) today reported financial results for the three month period and fiscal year ended January 31, 2009.

Fourth Quarter 2008 Operating Results

•                  Net sales were $283.2 million, compared with $345.5 million in the fiscal 2007 fourth quarter. Sales from the retail segment, which includes the Company’s premium retail stores, outlet stores, and day spa locations, were $199.7 million versus $226.3 million in the fiscal 2007 fourth quarter. Comparable store sales declined 21.4 percent in the fourth quarter versus the fourth quarter of fiscal 2007.  Direct sales (phone and internet) were $83.5 million, compared with $119.3 million in the same period last year.

•                  Gross profit for the fiscal 2008 fourth quarter was $76.0 million, or 26.8 percent of net sales, compared with $103.7 million, or 30.0 percent of net sales, for the fiscal 2007 fourth quarter. The decrease in gross profit rate was primarily a result of deleveraging of occupancy costs due to lower sales.

•                  Selling, general and administrative expenses for the fiscal 2008 fourth quarter were $110.3 million, or 38.9 percent of net sales, compared with $133.8 million, or 38.7 percent of net sales, for the fiscal 2007 fourth quarter. The decrease in selling, general and administrative expenses of approximately $23.5 million was driven by reduced marketing spend, and other cost savings initiatives.

•                  Net loss for the three-month period was $18.6 million, or $0.20 per share, compared with a net loss of $17.0 million, or $0.19 per share, for the three-month period ended February 2, 2008.

•                  Premium retail store inventory per square foot, including retail inventory in the distribution center, decreased approximately 11.6 percent compared with the fourth quarter of 2007. Total inventory decreased to $135.4 million, compared with $140.0 million at the end of the fourth quarter of 2007, including the addition of 42 new stores.  The Company’s cash position increased $18.7 million to $81.2 million at the end of the fourth quarter compared to $62.5 million at the end of fiscal 2007.

Full Year Ended January 31, 2009 Operating Results

•                  Net sales were $1,024.2 million versus $1,151.5 million in the twelve months ended February 2, 2008.  Sales from the retail segment were $751.4 million versus $775.1 million last year.  Direct sales were $272.9 million, compared with $376.4 million last year.

•                  Gross profit for fiscal 2008 was $350.6 million, or 34.2 percent of net sales, compared with $450.2 million, or 39.1 percent of net sales, in the same period last year.

•                  Selling, general and administrative expenses for 2008 were $395.3 million, or 38.6 percent of net sales, compared with $460.2 million, or 40.0 percent of net sales, in 2007.

•                  Net loss for fiscal 2008 was $26.0 million, or $0.29 per share, compared with a net loss of $2.5 million, or $0.03 per share, last year.  Fiscal 2008 results include a non-cash charge of $0.9 million after-tax, or $0.01 per share, related to the impairment of certain Coldwater Creek day spa locations.

Daniel Griesemer, president and chief executive officer of Coldwater Creek, said, “We are clearly not satisfied with our fourth quarter and full year sales and earnings results.  While we successfully managed the controllable aspects of our business, including our expenses, inventory, and balance sheet, it was not enough to offset the overall macroeconomic environment, challenging traffic, and promotional nature of the holiday season. We ended the year with over $81 million in cash, up from $62 million in the prior year, and no borrowings under our credit facility. During 2008 we also reduced SG&A expenses by over $60 million on a year-over-year basis and premium retail inventory per square foot by approximately 12%.

“As we look into 2009, we believe that one of the keys to our success will be to offer a merchandise assortment with the appropriate balance in terms of fashion, fit, and value that will be relevant to the entire range of our target demographic. At the same time, we will remain focused on managing the business conservatively given the macroeconomic environment.  We are confident that we are taking all the right steps to position Coldwater Creek to navigate the current economic downturn and emerge a stronger and more efficient organization.”

Store Openings

The Company opened seven new premium retail stores during the three-month period ended January 31, 2009, bringing its store count at the end of the year to 348 stores.  The Company plans to open no more than 10 new stores in fiscal 2009.

Liquidity

At the end of fiscal 2008, the company had $81.2 million in cash, $93.0 million in working capital and no borrowings under its recently announced credit facility. This compares to $62.5 million in cash and $115.8 million in working capital at the end of fiscal 2007.

Conference Call Information

Coldwater Creek will host a conference call on Wednesday, March 4, 2009 at 4:45 p.m. (Eastern) to discuss fiscal 2008 fourth quarter results. To listen to the live Web cast, log on to http://www.videonewswire.com/event.asp?id=56321. Also, a link to the live Web cast of the call is provided in the Investor Relations section of the Company’s Web site at http://www.coldwatercreek.com/. The call will be archived from approximately one hour after the conference call until Wednesday, March 18, 2009. The replay can be accessed by dialing (877) 660-6853 and giving account number 3055 and pass code 313653. A replay and transcript of the call will also be available in the investor relations section of the Company’s Web site.

Founded in 1984, and headquartered in Sandpoint, Idaho, Coldwater Creek is a leading specialty retailer of women’s apparel, gifts, jewelry, and accessories. The company sells its merchandise through premium retail stores across the country, online at coldwatercreek.com and through its catalogs.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING INFORMATION:

This news release contains “forward-looking statements” within the meaning of the securities laws, including statements relating to our future operating plans and financial results. These statements are based on management’s current expectations and are subject to a number of uncertainties and risks, as well as assumptions that if they do not fully materialize or prove incorrect, could cause our actual results to differ materially from those expressed or implied by the forward-looking statements. Important factors that could cause actual results to differ materially from estimates or projections contained in the forward-looking statements include, but are not limited to:

•                  the inherent difficulty in forecasting consumer buying and retail traffic patterns and trends, which continue to be erratic and are affected by factors beyond our control, such as the current macroeconomic conditions and the global credit crisis, continuing heavy promotional activity in the specialty retail marketplace, weather, and competitive conditions and the possibility that because of lower than expected customer response we may be required to sell merchandise at lower than expected margins, or at a loss;

•                  the possibility that, due to further declines in our sales, our financial condition may be negatively impacted and we may not be as able to maintain sufficient working capital in the future, and as a result our cash balances may decrease, requiring us to borrow under our credit facility;

•                  the possibility that should we need to access it in the future, our credit facility may not be available in full, or at all, for future borrowings due to borrowing base and other limitations therein;

•                  our potential inability to recover the substantial fixed costs of our retail expansion due to sluggish sales;

•                  our potential inability to continue to fund our retail expansion with operating cash as a result of either lower sales or higher than anticipated costs, or both;

•                  delays we may encounter in sourcing merchandise from our foreign and domestic vendors, risks related to our foreign sourcing strategy, and the possibility, that foreign sourcing may not lead to any reduction of our sourcing costs or improvement in our margins;

•                  the effect of volatile energy costs on various aspects of our business, including shipping, transportation, merchandise acquisition and consumer spending;

•                  increasing competition from discount retailers and companies that have introduced concepts or products similar to ours;

•                  unexpected costs or problems associated with our efforts to manage our expanding and increasingly complex business, including our current efforts to improve key management information systems and controls;

•                  difficulties encountered in anticipating and managing customer returns and the possibility that customer returns will be greater than expected;

•                  the risk that the benefits expected from our strategic initiatives will not be achieved or may take longer to achieve than we expect;

•                  risks associated with our dependence on a single distribution facility;

and such other factors as are discussed in our most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q filed with the U.S. Securities and Exchange Commission (“SEC”). We believe that these forward-looking statements are reasonable; however, you should not place undue reliance on forward-looking statements, which are based on current expectations and speak only as of the date of this release. We are not obligated to publicly release any revisions to forward-looking statements to reflect events after the date of this release. We provide a detailed discussion of risk factors in periodic SEC filings, and you are encouraged to review these filings in connection with this release.

Contact:
Lyn Walther, Divisional Vice President, Investor Relations
Phone: 208-265-7005
Web site: www.coldwatercreek.com

COLDWATER CREEK INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS AND SUPPLEMENTAL DATA

(unaudited, in thousands except for per share data and store counts)

	Three Months Ended		Fiscal Year Ended
	January 31,	February 2,	January 31,	February 2,
	2009	2008	2009	2008
Statements of Operations:

Net sales	$283,229	$345,543	$1,024,221	$1,151,472
Cost of sales	207,231	241,811	673,661	701,289
Gross profit	75,998	103,732	350,560	450,183
Selling, general and administrative expenses	110,299	133,811	395,320	460,232
Loss on asset impairments	—	66	1,452	620
Loss from operations	(34,301)	(30,145)	(46,212)	(10,669)
Interest, net, and other	65	804	1,508	6,793
Loss before income taxes	(34,236)	(29,341)	(44,704)	(3,876)
Income tax benefit	(15,683)	(12,322)	(18,741)	(1,388)
Net loss	$(18,553)	$(17,019)	$(25,963)	$(2,488)

Net loss per share - Basic	$(0.20)	$(0.19)	$(0.29)	$(0.03)

Weighted average shares outstanding - Basic	91,213	90,954	91,037	92,801

Net loss per share - Diluted	$(0.20)	$(0.19)	$(0.29)	$(0.03)

Weighted average shares outstanding - Diluted	91,213	90,954	91,037	92,801

Supplemental Data:
	Three Months Ended		Fiscal Year Ended
	January 31,	February 2,	January 31,	February 2,
	2009	2008	2009	2008
Operating Statistics:

Catalogs mailed	27,083	45,106	85,950	128,551
Premium retail store count			348	306
Spa store count			9	9
Outlet store count			35	30
Premium retail store square footage			2,055	1,783

	Three Months Ended		Fiscal Year Ended
	January 31,	February 2,	January 31,	February 2,
	2009	2008	2009	2008
Segment Net Sales:

Retail	$199,702	$226,257	$751,352	$775,082
Direct	83,527	119,286	272,869	376,390
Total	$283,229	$345,543	$1,024,221	$1,151,472

COLDWATER CREEK INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(unaudited, in thousands, except for share data)

	January 31,	February 2,
	2009	2008
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$81,230	$62,479
Receivables	15,991	28,520
Inventories	135,376	139,993
Prepaid and other	11,086	17,246
Income taxes recoverable	14,895	14,265
Prepaid and deferred marketing costs	5,361	13,662
Deferred income taxes	9,792	8,073

Total current assets	273,731	284,238

Property and equipment, net	337,766	328,991
Deferred income taxes	14,147	7,680
Restricted cash	1,776	2,664
Other	1,207	686

Total assets	$628,627	$624,259

LIABILITIES AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES:
Accounts payable	$93,355	$75,936
Accrued liabilities	82,469	87,300
Current deferred marketing fees and revenue sharing	4,918	5,252

Total current liabilities	180,742	168,488

Deferred rents	137,216	122,819
Capital leases and other financing obligations	13,316	14,467
Supplemental Employee Retirement Plan	7,807	8,041
Deferred marketing fees and revenue sharing	5,823	7,064
Other	1,227	1,517

Total liabilities	346,131	322,396

Commitments and contingencies

STOCKHOLDERS’ EQUITY:
Preferred stock, $.01 par value, 1,000,000 shares authorized, none issued and outstanding	—	—
Common stock, $.01 par value, 300,000,000 shares authorized, 91,264,527 and 90,796,551 shares issued, respectively	913	908
Additional paid-in capital	115,921	110,010
Accumulated other comprehensive loss	(1,334)	(2,014)
Retained earnings	166,996	192,959

Total stockholders’ equity	282,496	301,863

Total liabilities and stockholders’ equity	$628,627	$624,259

COLDWATER CREEK INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(unaudited, in thousands)

	Fiscal Year Ended
	January 31,	Februay 2,
	2009	2008

OPERATING ACTIVITIES:
Net loss	$(25,963)	$(2,488)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	61,811	52,453
Stock-based compensation expense	4,779	5,241
Supplemental Employee Retirement Plan expense	1,293	3,475
Deferred income taxes	(8,930)	(8,457)
Excess tax benefit from exercises of stock options	(82)	(2,264)
Net loss on asset dispositions	405	1,126
Loss on asset impairments	1,452	620
Other	318	23
Net change in current assets and liabilities:
Receivables	12,529	(6,382)
Inventories	4,617	(13,040)
Prepaid and other and income taxes recoverable	6,199	(17,355)
Prepaid and deferred marketing costs	8,301	(4,411)
Accounts payable	23,126	(11,506)
Accrued liabilities	(7,472)	20,635
Income taxes payable	—	932
Change in deferred marketing fees and revenue sharing	(1,575)	(1,840)
Change in deferred rents	16,353	34,932
Other changes in non-current assets and liabilities	(1,628)	665
Net cash provided by operating activities	95,533	52,359

INVESTING ACTIVITIES:
Purchase of property and equipment	(81,215)	(121,263)
Proceeds from asset dispositions	3,086	1,673
Change in restricted cash	888	888
Net cash used in investing activities	(77,241)	(118,702)

FINANCING ACTIVITIES:
Net proceeds from exercises of stock options and ESPP purchases	1,318	2,966
Excess tax benefit from exercises of stock options	82	2,264
Payments on capital lease and other financing obligations	(941)	(42)
Purchase and retirement of treasury stock	—	(25,046)
Net cash provided by (used in) financing activities	459	(19,858)

Net increase (decrease) in cash and cash equivalents	18,751	(86,201)
Cash and cash equivalents, beginning	62,479	148,680

Cash and cash equivalents, ending	$81,230	$62,479